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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
ANDREW CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Andrew Corporation
December 20, 1999

Notice of 2000 Annual Meeting of Stockholders and Proxy Statement

ANNUAL MEETING

Meeting Date: Tuesday, February 8, 2000

Andrew Corporation 10500 West 153rd Street Orland Park, Illinois U.S.A. 60462

IN A COMMUNICATING WORLD … ANDREW IS EVERYWHERE

[LOGO]

December 20, 1999

Dear Fellow Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Andrew Corporation at Drury Lane, 100 Drury Lane, Oakbrook Terrace, Illinois on Tuesday, February 8, 2000 at 10:00 a.m. You will find a map to Drury Lane on the back cover of this booklet.

    This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Andrew that you should be aware of when you vote your shares.

    The principal business of the Annual Meeting will be to elect directors, to adopt a new Management Incentive Program and to ratify the appointment of Andrew's independent auditors. As in prior years, we plan to review the status of the company's business at the meeting and answer any questions you may have.

    This year, Dr. Jon L. Boyes, a director for 11 years, will retire. We especially want to thank Jon for his invaluable advice and counsel over the years.

    It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. Or, you may choose to vote by telephone or over the Internet. If you choose one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

    On behalf of the Board of Directors and management, I would like to express our appreciation for your continued interest in the affairs of Andrew.

Sincerely,
/s/ FLOYD L. ENGLISH Floyd L. English Chairman, President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Tuesday, February 8, 2000
10:00 a.m.
Drury Lane
100 Drury Lane
Oakbrook Terrace, Illinois

The purpose of our Annual Meeting is to:
1. Elect nine Directors for the ensuing year;
2. Adopt a new Management Incentive Program; and
3. Ratify the appointment of Ernst & Young LLP as independent public auditors for fiscal 2000.

You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on December 10, 1999. Our Annual Report for the fiscal year ended September 30, 1999 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.
By Order of the Board of Directors,
James F. Petelle Secretary
December 20, 1999

Table of Contents
Questions and Answers	1
Election of Directors	4
Ownership of Andrew Common Stock	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
Meetings and Committees of the Board of Directors	8
Director Compensation	8
Executive Compensation	9
Report of the Compensation Committee of the Board of Directors	12
Company Performance	14
Executive Officers	14
Proposal to Approve the Andrew Management Incentive Program	15
Appointment of Independent Auditors	18
Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 1999, including schedules, that we filed with the SEC. Please contact Lynn Nickless, Investor Relations, Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois 60462, or lynn.nickless@andrew.com by e-mail.

Questions & Answers

What am I voting on?	We are soliciting your vote on the following items:
• Election of nine Directors;
• Adoption of a new Management Incentive Program; and
• Ratification of Ernst & Young LLP as Andrew's independent public auditors.
Who is entitled to vote?
Stockholders at the close of business on December 10, 1999 (the record date) are entitled to vote. On that date, there were 80,510,451 shares of Andrew common stock outstanding and entitled to vote at the Annual Meeting.
How many votes do I have?	Each share of Andrew common stock that you own entitles you to one vote.
How do I vote?
All stockholders may vote by mail. Registered stockholders also may vote by telephone or over the Internet. If you hold your shares through a bank or broker, you also may be able to vote by telephone or Internet. If one of these options is available to you, we encourage you to use it because it is faster and less costly. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided.

If you attend the Annual Meeting in person, we will give you a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on December 10, 1999, the record date for voting.
What if I return my proxy but do not mark it to show how I am voting?
If you sign, date and return your proxy card, but do not indicate how you want to vote, you give authority to Floyd L. English and James F. Petelle to cast your vote on the items discussed in these proxy materials. In such a case, your proxy will be voted FOR each of the director nominees, the adoption of the new Management Incentive Program and the ratification of our public auditors.
What if other items come up at the annual meeting and I am not there to vote?
When you return a signed and dated proxy card or provide your voting instructions by telephone or Internet, you give Dr. English and Mr. Petelle the discretionary authority to vote on your behalf on any other matter that is properly brought at the Annual Meeting.
Can I change my vote?
You can change your vote by revoking your proxy at any time before it is exercised in one of four ways: • notify Andrew's Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;
• submit another proxy with a later date;
• vote by telephone or Internet after you have given your proxy; or
• vote in person at the Annual Meeting.
What does it mean if I receive more than one proxy card?
Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact Andrew's transfer agent, Harris Trust & Savings Bank, at (800) 357-1910. Combining accounts reduces excess printing and mailing costs, resulting in savings for the company and for you as a stockholder.
What constitutes a quorum?
The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet or if you attend the Meeting.

Abstentions are counted as "shares present" at the Meeting for purposes of determining whether a quorum exists. In the election of directors, abstentions will have no effect on the outcome of the vote. In the votes on the new Management Incentive Program and the ratification of our independent public auditors, abstentions will have the effect of a vote "against" the proposal. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called "broker non-votes") are considered "shares present" for purposes of determining whether a quorum exists. However, broker non-votes are not considered to be shares voted and will not affect the outcome of the vote.
What vote is required to approve each proposal?
Election of Directors: The nine nominees who receive the highest number of votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.
Adoption of the Management Incentive Program: Adoption of the new Management Incentive Program requires that a majority of the shares present or represented by proxy at the meeting vote in its favor.

Ratification of Independent Public Auditors: Although we are not required to submit the appointment of our auditors to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of Ernst & Young LLP as our independent public auditors requires the affirmative vote of a majority of the shares present or represented by proxy at the Meeting.
Who pays to prepare, mail and solicit the proxies?
Andrew will pay all of the costs of soliciting these proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. We also have employed Morrow & Company, Inc. to solicit proxies on our behalf and will pay them approximately $6,500 for their services.
How Do I Submit a Stockholder Proposal For Next Year's Annual Meeting?
You must submit a proposal to be included in our proxy statement for the next annual meeting (February 2001) in writing no later than August 19, 2000. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (SEC).

If you do not want your proposal to be included in the proxy statement but want to raise your proposal at the next annual meeting, then we must receive your proposal no later than November 9, 2000. If you submit a proposal after the November 9 deadline, then the SEC rules permit the individuals named in the proxies solicited by Andrew's Board of Directors for that meeting to exercise discretionary voting power with respect to that proposal. Under our by-laws, your proposal must give: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on Andrew's stock records; (3) the class and number of shares of Andrew that you beneficially own; and (4) any interest you may have in the business you want to bring before the meeting. You should send your proposal to the Secretary at our address on the cover of this proxy statement.
How Do I Nominate a Director For Consideration At Next Year's Annual Meeting?
Your nominations for directors of Andrew must meet all of the requirements for stockholder proposals discussed above. Our by-laws also require that for each person you propose to nominate you give: (1) their name, age and home and business addresses; (2) their principal occupation or employment; (3) the class and number of shares of Andrew that they beneficially own; (4) any other information required by the proxy rules of the SEC; and (5) a description of all arrangements or understandings under which you are making the nominations. In addition, you must represent that you plan to appear in person or by proxy at the annual meeting to make the nomination.

ELECTION OF DIRECTORS

Stockholders will elect nine directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the board. Jon L. Boyes is retiring from the Board and will not be standing for reelection.

We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves:
NOMINEES

John G. Bollinger, Ph.D.
Age:	64
Director Since:	1984
Business Experience:	Dr. Bollinger is the Bascom Professor of Industrial Engineering and Emeritus Dean of the College of Engineering at the University of Wisconsin at Madison. Prior to attaining Emeritus status, Dr. Bollinger had been Dean of the college of Engineering since 1981.
Other Directorships:	Kohler Corporation; Berber Information Networks Corp.; Cummins Allison Corp. and Bemis Company, Inc.

Thomas A. Donahoe
Age:	64
Director Since:	1998
Business Experience:	Mr. Donahoe retired as Vice Chairman and Midwest Managing Partner of Price Waterhouse LLP, an international accounting, auditing and consulting firm, in 1996. He first joined Price Waterhouse in 1958 and became a partner of the firm in 1970.
Other Directorships:	BWAY Corporation; Nicor, Inc.; Chairman of the Board of Chicago Botanic Garden and Trustee of Rush-Presbyterian-St. Lukes Medical Center.

Kenneth J. Douglas
Age:	77
Director Since:	1989
Business Experience:	Mr. Douglas was Chairman and CEO of Dean Foods Company, a diversified food processing business. He served as Chairman from 1970 to 1988 and then as Vice Chairman until his retirement in 1992.
Other Directorships:	Richardson Electronics, Ltd.; Chairman of West Suburban Hospital Medical Center and Vice Chairman of Loyola University Health System.

Floyd L. English, Ph.D.
Age:	65
Director Since:	1982
Business Experience:	Dr. English was elected Chairman of Andrew Corporation in 1994, having served as President and Chief Executive Officer since 1983 and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in 1980 as Vice President, Corporate Development and became Vice President, U.S. Operations in February 1981.
Other Directorships:	Executives' Club of Chicago and the Illinois Math and Science Academy.

Elizabeth A. Fetter
Age:	41
Director Since:	November 1999
Business Experience:	Ms. Fetter has been the President and Chief Operating Officer of NorthPoint Communications, a national facilities-based data local exchange carrier, since March 1999. Prior to that, she was Vice President and General Manager of the Consumer Services Group at US WEST since 1998 and President, Industry Markets for Pacific Bell since 1997. From 1991 to 1997, Ms. Fetter held a number of executive positions in Finance, Sales, Marketing and General Management at Pacific Bell.
Other Directorships:	Global Asset Management; San Francisco State University College of Business Advisory Board; San Francisco Chamber of Commerce Board and Executive Women's Advisory.

Jere D. Fluno
Age:	58
Director Since:	1996
Business Experience:	Mr. Fluno is Vice Chairman of W.W. Grainger, Inc., the leading North American provider of maintenance, repair and operating supplies, services, and related information to businesses and institutions. He has spent 30 years with Grainger in numerous positions.
Other Directorships:	W.W. Grainger, Inc.; the Chicago Stock Exchange subsidiaries, Midwest Clearing Corporation and Midwest Securities Trust Company; the University of Wisconsin Foundation and other not-for-profit boards; governor of the Chicago Stock Exchange; trustee of the Museum of Science and Industry and member of the University of Wisconsin School of Business Dean's Advisory Board.

William O. Hunt
Age:	65
Director Since:	November 1999
Business Experience:	Mr. Hunt has been Chairman of the Board of Internet America, Inc., an internet service provider, since 1995. Mr. Hunt has also been Chairman of the Board of Intercall, Inc., a public access telecommunications firm, since 1992 and President and Chief Executive Officer from 1992 until 1998. He was Chairman of the Board, President and Chief Executive Officer of Alliance Telecommuni-cations Corporation, a wireless telecommunications firm, from 1986 to 1992. Mr. Hunt also served as Chairman of the Board of Hogan Systems, Inc., a leading supplier of application software for the worldwide financial and banking industry, from 1990 to 1993 and as Vice Chairman from 1993 to 1996.
Other Directorships:	American Homestar Corporation; Internet America, Inc.; Intellicall, Inc.; Digital Convergence.Com, and Chairman of the Advisory Board of the College of Business Administration at the University of North Texas.

Glen O. Toney, Ph.D.
Age:	60
Director Since:	1998
Business Experience:	Dr. Toney has been Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment, since July 1995. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979.
Other Directorships:	Chairman of Silicon Valley Network's 21st Century Education Initiative; Applied Materials Foundation; Robert Noyce Foundation; National Conference for Community and Justice and Bay Area School Reform Collaborative. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science at California State University at Chico and of the Curriculum Redesign Committee at San Jose State University.
Ormand J. Wade
Age:	60
Director Since:	1993
Business Experience:	Mr. Wade retired in 1992 as Vice Chairman of Ameritech Corporation, a regional provider of telecommunications services, a position he had held since 1989. Previously, he served as President of The Ameritech Bell Group since 1987 and President and CEO of Illinois Bell from 1982 to 1987. Mr. Wade began his career with AT&T in 1961 and first became a Vice President in 1978.
Other Directorships:	Illinois Tool Works Inc., Westell Technologies, Inc. and Northwestern Memorial Hospital; and member of the Board of Visitors of the University of Maine.

Ownership of Andrew Common Stock

Directors and Executive Officers

    This table indicates how much Andrew common stock the nominees for director, the named executive officers and all executive officers and directors as a group beneficially owned as of September 30, 1999. The named executive officers include the Chief Executive Officer and the four other most highly compensated executive officers based on compensation earned during the last fiscal year.

    Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

    Effective July 1, 1998, the Board of Directors amended the Andrew Profit Sharing Trust to provide for participant directed investment. In connection with that amendment, Andrew common stock was allocated directly to participants' accounts as shown in the table. For participants in the director fee deferral plan described under "Director Compensation," the number of common stock equivalents represents the share equivalents held in their accounts under the plan.

	Shares of Common Stock Owned		Options Exercisable Within 60 Days	Common Stock Equivalents	Shares of Common Stock in Profit-Sharing Trust	Total	%
Directors
John G. Bollinger	7,344		95,663	-0-	-0-	103,007	*
Jon L. Boyes	10,080		94,825	-0-	-0-	95,905	*
Thomas A Donahoe	3,000		-0-	1,908	-0-	4,908	*
Kenneth J. Douglas	9,618		121,989	14,781	-0-	146,388	*
Elizabeth A. Fetter(1)	-0-		-0-	-0-	-0-	-0-	*
Jere D. Fluno	6,000		24,787	5,255	-0-	36,042	*
William O. Hunt(1)	-0-		-0-	-0-	-0-	-0-	*
Glen O. Toney	-0-		-0-	1,035	-0-	1,035	*
Ormand J. Wade	4,012		80,663	9,083	-0-	93,758	*
Named Executive Officers
Floyd L. English	194,583	(2)	283,875	-0-	94,585	573,043	*
Thomas E. Charlton	154,005		121,450	-0-	547	276,002	*
Debra B. Huttenburg	7,159		38,357	-0-	5,466	50,982	*
Charles R. Nicholas	109,047		122,500	-0-	54,612	286,159	*
John B. Scott	35,253		92,188	-0-	5,556	132,997	*
Directors and Executive Officers as a Group	542,823		1,174,572	32,062	167,180	1,916,637	2.3

*
Less than 1%.

(1)
Ms. Fetter and Mr. Hunt first became directors on November 18, 1999.

(2)
This number includes 167,912 shares directly owned by Dr. English, 16,980 shares owned by a charitable trust for which he shares voting control and 9,691 shares owned by his minor child.

Certain Stockholders

    As of December 10, 1999, the record date, we do not know of any beneficial owners of more than 5% of Andrew's common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires that Andrew's executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of Andrew common stock with the SEC. Based on a review of copies of these reports provided to us during fiscal 1999, we believe that all filing requirements were met.

Meetings and Committees of the Board of Directors

    The Board of Directors met eight times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has standing audit, compensation, and human resources/nominating committees. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The following table shows the membership of the various committees during the fiscal year.

Committee Membership

Name	Audit	Compensation	Human Resources/Nominating
John G. Bollinger		x*
Jon L. Boyes			x*
Thomas A. Donahoe	x	x
Kenneth J. Douglas	x		x
Floyd L. English
Jere D. Fluno	x*
Glen O. Toney		x	x
Ormand J. Wade		x	x

*
Chairman

    Audit Committee:  The Audit Committee recommends the independent auditors to the Board. It reviews and approves the scope of the audit, the financial statements and the auditors' fees and related expenses. It also reviews with the auditors their comments on accounting procedures and systems of control and management's responses to that letter. The Audit Committee met three times during the fiscal year.

    Compensation Committee:  This committee establishes the compensation programs for officers and reviews Andrew's overall compensation and benefit programs. The committee also administers and selects participants for the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Compensation Committee met four times during the fiscal year.

    Human Resources/Nominating Committee:  This committee reviews management development and succession planning, identifies and recommends candidates for corporate officer positions and is overseeing a search for a successor to the CEO. This committee also considers and makes recommendations regarding qualifications of directors and identifies and recommends candidates for membership on the Board. Stockholders who wish to submit nominees for director may do so in accordance with the requirements described under the caption "How do I nominate a director?" The Human Resources/Nominating Committee met seven times during the fiscal year.

Director Compensation

    Directors who are Andrew employees receive no fees for their services as directors. Non-employee "outside" directors receive an annual retainer of $19,600 and a fee of $1,000 for each Board meeting and each committee meeting they attend. Committee chairmen receive an additional fee of $1,000 for each committee meeting they attend.

    Outside directors can defer part or all of their director fees under a deferred compensation plan. In lieu of cash payment, the director's account is credited with share units equal to the value of Andrew common stock at the end of the quarter in which the director elected to defer the fees. Upon leaving the Board, the director will receive the deferred amount in cash, based on the then current value of Andrew common stock. The director may elect to receive the cash payment in a lump sum or in five or fewer equal annual installments. Five of the seven outside directors who served during the last fiscal year deferred some or all of their director fees.

    Outside directors also participate in the Andrew Corporation Stock Option Plan for Non-Employee Directors. Under this plan, each eligible director is automatically granted an option to purchase 12,000 shares of Andrew common stock at the Board of Directors' meeting following each annual stockholders' meeting.

Executive Compensation

    This table summarizes the before-tax compensation for Floyd L. English, the Chairman and Chief Executive Officer of Andrew, and the four next most highly compensated executive officers of Andrew.

Summary Compensation

Long-Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Compensation(3)
Floyd L. English Chairman, President and Chief Executive Officer	1999 1998 1997	$475,400 456,960 439,300	$0 1,005,312 -0-	$25,600 10,043 25,090	-0- -0- -0-	110,000 74,000 67,500	$-0- -0- 844,467	$10,080 23,821 16,477

Thomas E. Charlton Group President Communication Products	1999 1998 1997	$300,000 283,700 280,800	$71,400 335,192 129,164	$3,311 5,255 3,605	-0- -0- -0-	48,000 32,000 30,000	$-0- -0- 380,704	$10,080 23,821 16,477

Debra B. Huttenburg Group President Antenna Systems	1999 1998 1997	$214,080 170,000 148,438	$49,132 183,515 57,934	$2,623 3,456 3,951	-0- -0- -0-	42,000 25,000 11,250	$-0- -0- 48,757	$10,080 23,072 16,477

Charles R. Nicholas Exec. Vice President, Chief Financial Officer	1999 1998 1997	$297,900 281,700 270,000	$79,965 403,465 118,503	$3,857 4,137 3,356	-0- -0- -0-	48,000 32,000 30,000	$-0- -0- 337,932	$10,080 23,821 16,477

John B. Scott Vice President, Corporate R&D, Marketing and MIS	1999 1998 1997	$256,800 243,000 233,000	$65,484 307,760 107,617	$675 766 556	-0- -0- -0-	82,000 25,000 22,500	$-0- -0- 317,632	$10,080 23,821 16,477

(1)
Annual bonus amounts are earned and accrued during the fiscal years indicated, but paid after the end of each fiscal year.

(2)
Other annual compensation consists of the value of personal use of company cars, an annual Christmas bonus (which is received by all employees) based on years of service and, in the case of Dr. English, tax-return preparation and financial planning services provided at Andrew's expense.

(3)
All other compensation represents contributions by Andrew to the Andrew Profit Sharing Trust on behalf of the named individuals.

Option Grants in Last Fiscal Year

    This table gives information relating to option grants to Dr. English and the four next most highly compensated executive officers in fiscal 1999. The exercise price of the options is based upon the fair market value of Andrew common stock on the date the option is granted. As the SEC requires, the calculation of potential realizable values is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. All options granted during the fiscal year vest at a rate of 25% per year.

		% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Securities Underlying Options Granted		Exercise or Base Price Per Share
Name				Expiration Date
					5%	10%
F. L. English	110,000	10.9	$17.563	11/11/08	$1,214,950	$3,078,900
T. E. Charlton	48,000	4.76	17.563	11/11/08	530,160	1,343,520
D. B. Huttenburg	42,000	4.16	17.563	11/11/08	463,890	1,175,580
C. R. Nicholas	48,000	4.76	17.563	11/11/08	530,160	1,343,520
J. B. Scott	42,000	4.16	17.563	11/11/08	463,890	1,175,580
	40,000	3.96	13.875	05/06/09	349,000	884,600

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

    This table provides information regarding the exercise of options during fiscal 1999 by Dr. English and the four next most highly compensated executives. The "value realized" is calculated using the difference between the option exercise price and the price of Andrew common stock on the date of exercise multiplied by the number of shares underlying the option. The "value of unexercised in-the-money options at fiscal year end" is calculated using the difference between the option exercise price and $17.375 (the price of Andrew common stock on that date) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

			Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
	Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
F. L. English	-0-	-0-	195,687	224,563	-0-	-0-
T. E. Charlton	7,800	$15,600	82,700	98,250	-0-	-0-
D. B. Huttenburg	-0-	-0-	17,388	67,782	-0-	-0-
C. R. Nicholas	-0-	-0-	83,750	98,250	-0-	-0-
J. B. Scott	20,250	$177,998	61,375	120,438	-0-	-0-

Long-Term Performance Cash Awards in Last Fiscal Year

    Andrew's current long-term performance cash award program covers fiscal years 1999 through 2001. Executive officers are eligible for target payouts ranging from 30% to 120% of their average annual salary during that three-year period if long-term performance goals established by the Compensation Committee for the program are met. Performance goals for the current program include aggregate, three-year (1999, 2000 and 2001) revenue and earnings-per-share. Payments will be made to Andrew executives participating in the program at the threshold amount if return on sales and return on equity exceed established minimums and Andrew achieves either 75% of the earnings per share target or 75% of the revenue target. If maximum earnings per share and revenue are achieved for the three-year period, then payouts are limited to two times the target bonus amounts.

    The following table illustrates a range of estimated payouts that could be made early in fiscal 2002 to Dr. English and the four next most highly compensated executives.

			Estimated Future Payouts Under Long-Term Incentive Plan
Name	Targeted Award	Performance Period
			Threshold	Target	Maximum
F. L. English	120% of Average 1999-2001 Salary	Oct. 1, 1998 Sept. 30, 2001	$226,800	$604,800	$1,209,600
T. E. Charlton	80% of Average 1999-2001 Salary	Oct. 1, 1998 Sept. 30, 2001	95,400	254,400	508,800
D. B. Huttenburg	80% of Average 1999-2001 Salary	Oct. 1, 1998 Sept. 30, 2001	69,012	184,032	368,064
C. R. Nicholas	80% of Average 1999-2001 Salary	Oct. 1, 1998 Sept. 30, 2001	96,012	256,032	512,064
J. B. Scott	80% of Average 1999-2001 Salary	Oct. 1, 1998 Sept. 30, 2001	81,684	217,824	435,648

Executive Severance Benefit Plan

    Key executives of Andrew selected by the Compensation Committee receive benefits under the Executive Severance Benefit Plan in the event of termination of employment following a change in control as defined in the Plan.

    Andrew must pay benefits to a Plan participant if, within four years after a change in control, his or her employment is terminated for any reason other than death, disability, retirement or cause. Andrew must also pay benefits if, within the four-year period, a participant resigns because his or her compensation or duties are significantly reduced, because he or she must relocate or because Andrew breaches the Plan. Andrew is obligated to pay each affected participant an amount equal to the sum of: (1) 36 months of salary, bonus and Andrew profit sharing and matching contributions, (2) the aggregate spread between the option price and fair market value of Andrew common stock on the severance date for all of the participant's outstanding stock options and (3) up to 36 months of medical, life and similar insurance benefits. These benefits are reduced proportionately if any such termination occurs more than one year, but within four years, after the change in control.

    If a participant voluntarily terminates employment within two years after a change in control for reasons other than those stated above, Andrew must pay the participant one-half of the above-described benefits. The Plan also provides for an adjustment in the benefits Andrew must pay if a benefit is considered an "excess parachute payment" under the Internal Revenue Code.

    If there had been a change in control and termination of employment of the executives named in the Summary Compensation Table, Andrew would have been required to pay them the following amounts at September 30, 1999: Floyd L. English, $2,612,000; Thomas E. Charlton, $1,552,000; Debra B. Huttenburg, $735,000; Charles R. Nicholas, $1,619,000; and John B. Scott, $1,357,000.

Employee Retirement Benefit Restoration Plan

    Andrew's Employee Retirement Benefit Restoration Plan provides additional retirement benefits to certain senior executives selected by the Compensation Committee. Because of limitations imposed by the Internal Revenue Code, these executives' benefits from the Andrew Profit Sharing Trust are reduced. In general, executives participating in the Restoration Plan receive benefits that compensate them for the decreased benefits under the Profit Sharing Trust.

    A participant is not eligible to receive benefits under the Restoration Plan until the earlier of turning 65 or his or her termination of employment with Andrew by reason of death, disability, retirement or change in control. Generally, the participant can elect to receive benefit payments under the Restoration Plan in a lump sum or in installments over 15 years. Upon a change in control, however, the participant will receive benefit payments in a lump sum.

    If there had been a change in control, Andrew would have been required to pay the executives named in the Summary Compensation Table the following amounts at September 30, 1999: Floyd L. English, $306,216; Thomas E. Charlton, $130,147; Debra B. Huttenburg, $34,855; Charles R. Nicholas, $143,161; and John B. Scott, $122,217.

Other Arrangements

    In November 1991, Andrew entered into an agreement that obligates Andrew to retain Mr. Scott as an advisor to the Company for two years after the termination of his employment for a retainer fee of $100,000, a per diem rate of $500 and the reimbursement of expenses.

Report of the Compensation Committee of the Board of Directors

    The Compensation Committee of the Board of Directors establishes Andrew's general compensation policies as well as specific compensation plans, performance goals and compensation levels for executive officers. The Committee selects participants for and administers the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of three non-employee directors who have no interlocking relationships.

Compensation Philosophy

    The Committee's principal objective is to align executive compensation with stockholder value. To achieve that objective, executive compensation has various components. One component is base salary, which is set below the median for similar positions at comparable companies. Other cash components are annual bonus and long-term performance cash awards, which are linked to aggressive performance factors that relate to stockholder value, such as earnings per share and sales. Stock options further align long-term executive performance with stockholder value. The Committee believes that this multi-faceted approach to compensation provides a particular incentive since executives can receive above-average total compensation if Andrew's performance is exceptional.

Base Salary

    The Committee establishes Dr. English's salary by comparison to the salaries of chief executive officers of comparable companies. An outside consultant compiles salary data for a group of technology companies that are similar to Andrew. Some of these companies are included in the S&P Communications Equipment Manufacturers Index used in the Performance Graph. Based on the salary information provided by the consultant, the Committee set Dr. English's salary for the last three fiscal years below the median for companies comparable to Andrew. Dr. English received a 4% increase in base salary for fiscal 1999.

    The Committee also uses salary survey data compiled by consultants to determine salaries for other executive officers. Like the CEO's salary, the Committee sets the executive officers' base salaries below the median salaries for similar positions at comparable companies. The Committee also considers other factors, such as relative company performance, the officer's past performance and his or her potential.

Annual Bonus

    The Committee determines the CEO's annual cash bonus based on Andrew's growth in earnings per share during the past fiscal year. Each year, the Committee sets a minimum earnings per share target. The bonus is calculated using a formula based on the amount that earnings per share for the year exceeds the target. Earnings per share for fiscal 1999 were $0.37, which was below the target. Therefore, Dr. English received no cash bonus for fiscal 1999. The Committee has established a similar target and formula for fiscal 2000.

    Cash bonuses for other executive officers are based on three factors: (1) earnings per share growth, using the same formula as for the CEO; (2) operating results of the businesses or business functions that report to the executive; and (3) achievement of specified, measurable objectives that relate to the executive's area of responsibility.

Long-Term Performance Cash Award

    The long-term performance cash award programs for senior executives are based on objective measurements at a corporate level, which emphasize Andrew's long-term results. Each program covers three fiscal years. The Committee establishes minimum, target and maximum performance goals, which include earnings per share growth over the three years and the level of sales for the third year of the program.

    The most recent program covered fiscal years 1997 through 1999. For that program, 50% of the target bonus was based on earnings per share growth during the period and 50% was based on the level of sales in fiscal 1999. Since the minimum targets were not achieved, neither Dr. English nor any of the other executive officers received any payment under the program just ended.

    The current program covers fiscal years 1999 through 2001. Under this program, 50% of the target bonus will be based on earnings per share growth and 50% will be based on sales growth during the period. In addition, Andrew must maintain a minimum average return on equity and return on sales during the three-year period. Any payments under the current program likely will be made in December 2001.

Options

    The Committee believes that stock options are an essential element of executive compensation because they focus management's attention on stockholder interests. Through periodic grants of stock options, the Committee intends to encourage executive officers and other key employees to increase stockholder value. Option grants are made at fair market value of Andrew common stock on the grant date.

Deductibility of Executive Compensation

    Internal Revenue Code Section 162(m) limits the deductibility by Andrew of compensation in excess of $1,000,000 paid to each of the chief executive officer and the other four most highly compensated executive officers. Certain "performance based compensation" is not included in compensation counted for purposes of the limit. The Committee believes that it has structured Andrew's compensation programs to preserve full deductibility and will continue to assess the impact of Section 162(m) on its compensation practices.

                        Compensation Committee

                        Kenneth J. Douglas, Chairman
                        Thomas A. Donahoe
                        Glenn O. Toney
                        Ormand J. Wade

Company Performance

    This graph shows a five-year comparison of cumulative total returns for Andrew, the Standard & Poor's (S&P) 500 Composite Index and the S&P Communications Equipment Manufacturers Index. The graph assumes an investment of $100 on September 30, 1994 and the reinvestment of dividends.

[PERFORMANCE GRAPH]

	Cumulative Total Return
	9/94	9/95	9/96	9/97	9/98	9/99
Andrew Corporation	$100	183	224	176	89	117
S&P 500	$100	130	156	219	239	306
S&P Communications Equipment	$100	166	183	283	290	625

Executive Officers

    Following is certain information concerning the executive officers of Andrew, based on information furnished by them.

Floyd L. English, 65

Chairman, President and Chief Executive Officer

    Dr. English was elected Chairman in 1994, having served as President and Chief Executive Officer of Andrew since 1983, and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in 1980 as Vice President, Corporate Development and became Vice President, U.S. Operations in February 1981.

Guy M. Campbell, 52

Group President, Wireless Products and Distributed Communications

    Mr. Campbell joined Andrew as Group President, Wireless Products and Distributed Communications in February 1999. Mr. Campbell was previously Vice President, Wireless Business Systems, at Ericsson, Inc. from 1994 to 1999.

Thomas E. Charlton, 63

Group President, Communication Products

    Dr. Charlton became Group President, Communication Products in January 1998, having previously served as Group President, Communication Systems since June 1996. Prior to 1996, he served as Vice President, Communication Products since 1992. He was first elected a Vice President of Andrew in 1986.

John E. DeSana, 50

Group President, Heliax® Products

    Mr. DeSana became Group President HELIAX® Products in November 1998, having previously been Vice President, HELIAX® Cable and Accessories since November 1996. Mr. DeSana first joined Andrew in 1991 as Operations Manager, HELIAX® Cable Products.

Robert J. Hudzik, 50

Vice President, Business Development

    Mr. Hudzik joined Andrew as Vice President, Business Development in July 1996. Mr. Hudzik was Director, Marketing and Sales, Network Services for PTT Telecom of the Netherlands from January 1994 until July 1996. Previously, Mr. Hudzik was Vice President, Marketing for Ameritech Services from 1990 to 1994 and held various other positions with Ameritech or the Bell System between 1968 and 1990.

Debra B. Huttenburg, 42

Group President, Antenna Systems

    Ms. Huttenburg became Group President, Antenna Systems in September 1997, after having previously served as Vice President, Antenna Systems since 1996. Ms. Huttenburg joined Andrew in 1988 as Broadcast Accounts Manager, and became Broadcast Systems Business Unit Manager in 1993.

Charles R. Nicholas, 53

Executive Vice President, Finance, Administration and CFO

    Mr. Nicholas became Executive Vice President, Chief Financial Officer in September 1995, having served as Vice President, Finance, Administration and CFO since 1992, as Vice-President and CFO since 1986 and as Vice-President, Finance since 1982. Mr. Nicholas joined Andrew in 1980 as Treasurer.

John B. Scott, 58

Vice President, Corporate R&D, Marketing and MIS

    Mr. Scott became Vice President, Corporate R&D, Marketing and MIS in 1995, having served as Group Vice President, Network Group and Corporate Marketing since 1992 and Vice President, Network Products since 1987.

Proposal to Approve the Andrew Corporation Management Incentive Program

    The Board of Directors approved the adoption of our Management Incentive Program on November 18, 1999 and recommends that you approve its adoption. The following is a brief summary of the Program.

The Management Incentive Program Generally

    Under the Program, the Compensation Committee may grant long-term incentives to key employees, including employees who are officers and members of the Board. At this time, we expect that approximately 150 to 175 key employees will receive long term incentives during each of the next several fiscal years. Incentives under the Program may be in the form of stock awards, stock options and performance units. Since the Compensation Committee normally makes annual grants of long-term incentives to key employees, we cannot specify with certainty the type and amount of incentives that will be awarded under the Program to the CEO and the other four most highly compensated executive officers.

    The purpose of the Program is to align the interests of key Andrew employees with the interests of stockholders and at the same time to provide the necessary incentives to permit Andrew to attract and retain individuals of outstanding ability. The Board of Directors has attempted to design the Management Incentive Program in a way most favorable to the interests of stockholders.

    The maximum number of shares of Andrew common stock that may be issued under the Program is 4,000,000. No more than 10% of these shares may be used for grants of stock awards. The maximum number of shares of common stock that can be issued or transferred to any participant in a given year through Program incentives is limited to 20% of the total shares authorized under the Program.

    The number of shares that can be issued and the number of shares subject to outstanding incentives granted under the Program may be adjusted in the event of a stock split, stock dividend, recapitalization or other similar event affecting the number of shares of Andrew's common stock.

    The Management Incentive Program replaces a predecessor management incentive program that was adopted by the Board in December 1987 and by the stockholders at the 1988 annual meeting. Under the predecessor program, no shares of our common stock remain available for issuance, while 2,620,064 shares were subject to outstanding stock options on December 10, 1999, the record date for the Annual Meeting.

Program Administration

    The Compensation Committee administers the Program. Subject to the specific provisions of the Program, the Committee decides who will receive incentive grants, determines the amount of the grants, specifies time and form of payment, and establishes all other terms and conditions of each incentive.

Stock Awards

    Stock awards may be in the form of restricted stock or a commitment to issue or transfer Andrew common stock. Restricted stock refers to shares of our common stock that are subject to forfeiture provisions and restrictions on transfer for a certain period of time, as determined by the Committee. Unless the stock award provides otherwise, a Program participant holding a stock award is entitled to receive dividends, vote and exercise all other rights of a stockholder as to the underlying common stock.

Stock Options

    Options under the Program may be either "incentive stock options," as defined under the Internal Revenue Code, or non-qualified stock options. The exercise price for either type of option may not be less than the fair market value of Andrew common stock on the date the option is granted. Incentive stock options are subject to additional requirements relating to employment status, length of exercise period, maximum value of the stock underlying the options, and a required holding period for stock received upon exercise of the option.

    The Program expressly prohibits "re-pricing" options—that is, canceling previously issued options that have an exercise price higher than the current market price and issuing new options that have a lower exercise price. The Program does not provide for "re-load" options, which are replacement options automatically granted when an optionee uses shares he or she owns to pay the exercise price for option shares.

Performance Units

    A performance unit is a conditional right to receive a cash award or shares of our common stock. For each Program participant who receives performance units, the Committee will establish an initial target value or number of shares of common stock subject to the performance units and the length of the performance period. The Committee also sets the specific performance goals to be attained by each participant, including performance levels at which the participant will earn various percentages of performance units and the minimum performance level a participant has to meet to earn any portion of the performance units. For purposes of the performance-based compensation exemption under Internal Revenue Code Section 162(m), the performance goals are based on one or more of the following: generation of free cash, earnings per share, revenue, market share, stock price, cash flow, earnings, operating expense ratios, return on sales, return on capital, return on assets, return on investment, productivity, delivery performance, quality, or level of improvement in any of the foregoing. The maximum amount that a participant can be paid in cash for his or her performance units in a given year is two times his or her average salary over the performance period.

Termination of Employment

    Unless the Committee determines otherwise or in the event of a change in control, if a participant's employment terminates other than by retirement, disability or death, the participant forfeits all unvested stock awards and options and all unpaid performance units. Generally, if employment terminates by retirement, disability or death, all unvested stock awards and options fully vest and all performance units become payable to the extent determined by the Committee. The period during which a terminated participant or his or her estate may exercise vested stock options varies depending on the nature of the termination.

Change in Control

    All long-term incentives granted under the Program vest upon a change in control of Andrew. The maximum value of each participant's performance units, prorated for the completed portion of the applicable performance period, will immediately be paid in cash to the participant. Options that vest upon a change in control must be exercised within 90 days. Generally, a change in control of Andrew would include a merger or consolidation in which Andrew's current stockholders hold less than 60% of the surviving entity's outstanding common stock, a sale of all or substantially all of our assets, a purchase by a third party of more than 20% of our common stock, or a change in 50% of the existing members of our Board that has not been approved by a majority vote of those existing directors.

Amendment or Termination of the Program

    The Board may amend or terminate the Program at any time; however, stockholder approval is required for an amendment that increases the maximum number of shares of our common stock that may be subject to incentives granted under the Program. In addition, any affected participant has to consent to an amendment to or termination of the Program that affects an award previously made or any other rights previously granted to that person.

Tax Consequences

    The following discussion is based on current federal tax laws and regulations and you should not consider it to be a complete description of the federal income tax consequences that apply to Program participants. Accordingly, information relating to tax consequences is qualified by reference to current tax laws.

    Stock Awards  The participant recognizes ordinary income in the year the stock award is distributed equal to the fair market value of the common stock on the date of distribution, and Andrew receives a corresponding tax deduction. If the stock award is restricted stock, the participant does not recognize any taxable income on the stock while it is restricted. When the restrictions lapse, the participant's taxable income equals the fair market value of the shares. The participant may, however, avoid the delay in computing the taxable income by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to determine the amount of taxable income at the time of receipt of the restricted shares.

    Incentive Stock Options  Upon the exercise of an incentive stock option, the participant does not recognize any income. Nevertheless, the amount that the fair market value on the exercise date exceeds the exercise price is an adjustment that increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. If the participant has not been employed by us within three months preceding his or her exercise of the option, or if the shares acquired on exercise are sold within two years from the grant date, or within one year after the participant exercises the option, then the lesser of the gain on any sale or the difference between the fair market value of the stock at the exercise date and the exercise price will be considered ordinary income. If the shares acquired on exercise are sold at a gain after they have been held at least one year and more than two years has elapsed since the grant date, the gain will be treated as a long-term capital gain. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

    Non-Qualified Stock Options  Upon the exercise of a non-qualified stock option, the participant recognizes taxable income in an amount equal to the difference between the fair market value of common stock at the time of exercise and the exercise price, times the number of option shares subject to the exercise. Andrew receives a corresponding tax deduction for the taxable income recognized by the participant. Upon the subsequent sale of the shares acquired in the exercise, the participant will recognize a short-term or long-term capital gain or loss, depending on the length of time he or she has held the shares.

    Performance Units  There are no tax consequences associated with the grant of performance units. Upon a payment on the performance units, the participant recognizes taxable income, and Andrew receives a corresponding tax deduction.

The Board of Directors unanimously recommends a vote FOR
approval of the Management Incentive Program

Appointment of Independent Auditors

    Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent public auditors, to serve for the fiscal year ending September 30, 2000. Ernst & Young LLP has been employed to perform this function since 1970.

    Representatives of Ernst & Young will be at the annual meeting, will be given the opportunity to make a statement and will respond to appropriate questions.

    Although we are not required to do so, we believe that it is appropriate to request that stockholders ratify the appointment of our auditors. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and the Board of Directors will reconsider the appointment.

The Board of Directors unanimously recommends a vote FOR
ratification of the appointment of Ernst & Young LLP.

Drury Lane
100 Drury Lane
Oakbrook Terrace, Illinois
630-530-8300

[MAP]

When approaching from the north or south on Route 83:

    Exit at Roosevelt/Butterfield Road east (Roosevelt Road is Route 38). Follow the green sign to Drury Lane.

When approaching from the east or west on Roosevelt Road:

    Exit Route 83 (Kingery Highway) south to Roosevelt Road (Route 38) east and follow the green sign to Drury Lane.

When approaching from downtown Chicago:

    Take the Eisenhower Expressway (I-290) west to the East-West Tollway (I-88), Aurora exit. Immediately after paying the $.40 toll at the Cermak Road/22nd Street tollbooth, exit right and proceed north on Spring Road to Drury Lane.

When approaching from the west on I-88:

    Exit at Midwest Road, turn right, proceed north to Butterfield Road (Route 56). Turn right onto Butterfield Road, exit Roosevelt Road (Route 38) east to Drury Lane.

When approaching from I-294 (Tri-State Tollway):

    Take I-88 (East-West Tollway) west, to Aurora exit. Immediately after paying the $.40 toll at the Cermak Road/22nd Street tollbooth, exit right and proceed north on Spring Road to Drury Lane.

When coming from O'Hare Airport:

    Take I-294 (Tri-State Tollway) south, and follow above instructions.

[LOGO]

    Bulletin 10366 (12/99) ©1999 Andrew Corporation, Orland Park, Illinois U.S.A.  •  Printed in U.S.A.

PROXY	PROXY

ANDREW CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane, Oakbrook Terrace, Illinois at 10:00 A.M., Tuesday, February 8, 2000, and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT, UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM
PROMPTLY USING THE ENCLOSED ENVELOPE.

(please sign and date this card on the reverse side)

    Dear Stockholder:

        On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

        Thank you for your attention to these matters.

Andrew Corporation

4894—Andrew Corporation

ANDREW CORPORATION
[ PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /*/ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1.	To elect nine Directors for the ensuing year.
	01–J.G. Bollinger 04–F.L. English 07–W.O. Hunt	02–T.A. Donahoe 05–E.A. Fetter 08–G.O. Toney	03–K.J. Douglas 06–J.D. Fluno 09–O.J. Wade	3.	To ratify the appointment of Ernst & Young as independent public auditors for fiscal 2000. / / For / / Against / / Abstain
	/ / For All	/ / Withhold All	/ / For All Except
	Except Nominee(s) written above			4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
2.	To adopt a new Management Incentive Program.
	/ / For / / Against / / Abstain
				Signature(s)

				Dated:
				IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

^       FOLD AND DETACH HERE       ^

CONTROL NUMBER
[ANDREW LOGO]

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET!

QUICK  *  EASY  *  IMMEDIATE  *  AVAILABLE 24 HOURS A DAY  *  7 DAYS A WEEK

ANDREW CORPORATION encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

TO VOTE BY PHONE	Call toll free 1-888-776-5651 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Enter the 6-digit Control Number located above.
	Option #1:	To vote as the Board of Directors recommends on ALL proposals: Press 1
When asked, please confirm your vote by pressing 1
	Option #2:	If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

TO VOTE BY INTERNET	Go to the following website:
www.harrisbank.com/wproxy
Enter the information requested on your computer screen, including your 6-digit Control Number located above.
Follow the simple instructions on the screen.

If you vote by telephone or the Internet, DO NOT mail back the proxy card.

THANK YOU FOR VOTING!

4894—Andrew Corporation

QuickLinks

Questions & Answers

Section 16(a) Beneficial Ownership Reporting Compliance
Director Compensation
Executive Compensation
Report of the Compensation Committee of the Board of Directors

Company Performance
[PERFORMANCE GRAPH]
Executive Officers
Proposal to Approve the Andrew Corporation Management Incentive Program

Appointment of Independent Auditors

[MAP]